Ex-Filing Fees
CALCULATION OF FILING FEE TABLES
S-3
Citigroup Global Markets Holdings Inc.
Citigroup Inc., as Guarantor

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Debt	Citigroup Global Markets Holdings Inc. Medium-Term Senior Notes, Series N	(1)	457(r)	2,362	$1,000	$2,362,000	0.00013810	$326.19
Fees to be Paid	Other	Citigroup Inc. Guarantee of Medium-Term Senior Notes, Series N	(2)	Other	0	$0.00	$0.00	0.00013810	$0.00
Total Offering Amounts:							$2,362,000		$326.19
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$326.19

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Offering Note(s)
(1)The filing fee paid with this filing pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), was originally deferred in accordance with Rule 456(b) under the Securities Act.
(2)No separate consideration will be received for the guarantee, and pursuant to Rule 457(n) under the Securities Act, no separate registration fee is payable.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $2,362,000. The prospectus is a final prospectus for the related offering.